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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
         PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
                                     OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                 JANUARY 3, 1997

                     CALIFORNIA REAL ESTATE INVESTMENT TRUST
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


CALIFORNIA                     1-8063                      94-6181186
----------                     ------                      ----------
(STATE OR OTHER                (COMMISSION                 (IRS EMPLOYER
JURISDICTION OF                FILE NUMBER)                IDENTIFICATION NO.)
INCORPORATION



             131 STEUART STREET, SUITE 200, SAN FRANCISCO, CA 94105
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


        REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (415) 905-0288
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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

         On January 3, 1997, CalREIT Investors Limited Partnership, an Illinois limited partnership ("CalREIT LP") purchased directly from The Peregrine Real Estate Trust, a California business trust, in a privately negotiated transaction, 6,959,593 common shares of beneficial interest (the "Common Shares") of California Real Estate Investment Trust ("CalREIT"), for a purchase price of $20,222,011, pursuant to a Stock Purchase Agreement dated as of January 3, 1997. The Common Shares purchased by CalREIT LP constitute 76% of the outstanding common shares of CalREIT. In connection with the transaction, the Board of Trustees of CalREIT waived provisions in CalREIT's Declaration of Trust that, in the absence of such waiver, limit the ability of shareholders holding in excess of 10% of CalREIT's outstanding shares to vote the excess shares. Accordingly, CalREIT LP has 76% of the aggregate voting power of all shares of CalREIT.

         CalREIT is informed by CalREIT LP that the general partner of CalREIT LP is Zell General Partnership, Inc., an Illinois corporation, and that Samuel Zell, as Trustee of the Samuel Zell Revocable Trust under Trust Agreement dated November 7, 1990, is the sole stockholder of Zell General Partnership, Inc. CalREIT is further informed that capital contributions made by CalREIT LP's partners to CalREIT LP were used to pay the aggregate purchase price of $20,222,011 for the 6,959,593 Common Shares purchased on January 3, 1997.

         On January 2, 1997, in anticipation of the purchase by CalREIT LP of the Common Shares and effective upon the closing of such sale, the Board of Trustees of CalREIT increased the number of Trustees of CalREIT to seven, accepted the resignation of Trustee John McMahan and elected the following persons as Trustees of CalREIT: Gary R. Garrabrant, John R. Klopp and Thomas E. Kruger.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Not applicable.

         (b)      Not applicable.

         (c) Exhibit 2 - Stock Purchase Agreement dated as of January 3, 1997 between CalREIT Investors Limited Partnership and The Peregrine Real Estate Trust.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CALIFORNIA REAL ESTATE INVESTMENT TRUST


                                  By:      /s/ Frank A. Morrow
                                           ------------------------------------

                                  Name:    Frank A. Morrow

                                  Title:   Chief Executive Officer

Date:    January 21, 1997